Exhibit 99.1

JUPITERMEDIA ANNOUNCES ACQUISITION OF MEDIABISTRO.COM ONLINE COMMUNITY AND JOB BOARD SERVING MEDIA & CREATIVE PROFESSIONALS

(New York, NY—July 18, 2007)—Jupitermedia Corporation (Nasdaq: JUPM) today announced that it has acquired all of the shares of mediabistro.com inc. (www.mediabistro.com), the career and community site for media and creative professionals, for $20.0 million in cash and a two year earn-out that could result in an additional $3.0 million in cash consideration. Based in New York City, Mediabistro.com was founded in 1999 by Laurel Touby. Funding for this acquisition was secured through the recently announced closing of a $115 million senior credit facility arranged by KeyBanc Capital Markets.

Mediabistro includes job postings, educational courses, events, forums, original content and a premium subscription service. Mediabistro.com is dedicated to those who create or work with content, and other professionals who work in creative industries. This vibrant group of professionals includes editors, writers, television producers, graphic designers, book publishers, people in production and circulation departments-across many media sectors, such as magazines, television, radio, newspapers, book publishing, online media, advertising, PR and graphic design. Mediabistro.com was founded in order to provide opportunities (both online and off) for professionals to meet each other, share resources, become informed of job opportunities and interesting projects, improve their career skills, and showcase their work.

“We are very excited to add Mediabistro and their community of members to Jupitermedia. Mediabistro.com is run by a top-notch team, led by founder Laurel Touby. This team has nurtured a very loyal following of media and creative professionals that relies on Mediabistro to find jobs, learn about the latest industry happenings and best practices, and bring them together at live community-driven events around the country,” said Alan M. Meckler, Chairman and CEO of Jupitermedia Corporation. “Mediabistro provides our JupiterOnlineMedia division with another diversified and fast growing revenue stream through its vertical online job board, which has broad appeal to all aspects of the media industry. The Mediabistro job board should benefit from the vast traffic generated from our online media and Jupiterimages properties. Furthermore, Mediabistro has a wide variety of original content and blogs, which will augment our 150 original content sites. And, Mediabistro events mesh nicely with Jupitermedia’s growing trade show and Webinar operations,” added Meckler.

“Becoming part of the Jupitermedia team will mean a huge growth opportunity for Mediabistro. Our organizations’ product offerings complement each other perfectly. We are so excited to be working with people who are very experienced at cross promoting products and services across their networks and customer bases,” said Laurel Touby, CEO and Founder of Mediabistro. “And the members of the Mediabistro community will certainly be interested in all Jupitermedia has to offer on their online media networks and digital content libraries,” added Touby.

About Jupitermedia Corporation

Jupitermedia Corporation (Nasdaq: JUPM) (www.jupitermedia.com), headquartered in Darien, CT, is a leading global provider of images, original information and events for information technology, business and creative professionals. Jupitermedia includes Jupiterimages, one of the leading images companies in the world with over 7.0 million images online serving creative professionals with brands like BananaStock, Workbook Stock, Brand X Pictures, FoodPix, Botanica, Nonstock, The Beauty Archive, IFA Bilderteam, Comstock Images, Creatas Images, PictureQuest, Liquid Library, Thinkstock Images, Thinkstock Footage, Bigshot Media, Goodshoot, Polka Dot Images, Stock Image, Pixland, Photos.com, Ablestock.com, PhotoObjects.net, Clipart.com, JupiterGreetings.com, AnimationFactory.com, RoyaltyFreeMusic.com, StudioCutz.com and Stockxpert.com. The JupiterOnlineMedia division of Jupitermedia consists of five distinct online networks: internet.com and EarthWeb.com for IT and business professionals; DevX.com for developers; and Mediabistro.com and Graphics.com for media and creative professionals. These networks include more than 150 Web sites and over 150 e-mail newsletters that are viewed by over 20 million users and generate over 400 million page views monthly. In addition, JupiterOnlineMedia includes JupiterEvents, which produces offline conferences and trade shows focused on IT and business-specific topics including ISPCON, Web Video Summit, Semantic Web Strategies and Digital Rights Strategies.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release which are not historical facts are “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The potential risks and uncertainties address a variety of subjects including, for example, the competitive environment in which Jupitermedia competes; the unpredictability of Jupitermedia’s future revenues, expenses, cash flows and stock price; Jupitermedia’s ability to integrate acquired businesses, products and personnel into its existing businesses; Jupitermedia’s ability to protect its intellectual property; and Jupitermedia’s dependence on a limited number of advertisers. For a more detailed discussion of such risks and uncertainties, refer to Jupitermedia’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. The forward-looking statements included herein are made as of the date of this press release, and Jupitermedia assumes no obligation to update the forward-looking statements after the date hereof.

For information on Jupitermedia Corporation contact:

Michael DeMilt

VP of Marketing

203-662-2989

press@jupitermedia.com

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